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                                                                 Exhibit 99.1



                           CONSENT OF ABOUT.COM

About.com hereby consents to the description of its use of products of Cyber Dialogue Inc. substantially in the form attached hereto as EXHIBIT A and appearing in the Prospectus constituting part of the Registration Statement on Form S-1 of Cyber Dialogue, Inc. (the "Registration Statement"). About.com also explicitly waives any restriction on the use of its name and logo in connection with the Registration Statement.

                                            About.com



                                            By:  /s/ John Caplan
                                              --------------------------------
                                              Name:
                                              Title: GM, CMO


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                                     Exhibit A


ABOUT.COM

About.com is a leading network of Web sites comprising 650 interest categories, each overseen by a professional guide. In 1999, in order to better understand the attitudes and behaviors of their visitors, they became an Internet Strategies Group subscriber and also licensed our Arc 360 platform. By cleaning and analyzing About.com's very large databases of visitor information (including site usage patterns, site perceptions, e-commerce potential and demographics) we were able to identify About.com's most valuable visitors, and recommend personalization and e-commerce initiatives to increase visitor retention, loyalty and revenue.